UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

          Under the Securities Exchange Act of 1934 (Amendment No. 1)*


                           Miramar Mining Corporation
     ---------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    60466E100
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                December 14, 2007
     ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D/A
--------------------------------                              ------------------
CUSIP No. 60466E100                                           Page 2 of  7 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,037,200
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,037,200
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,037,200
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A
--------------------------------                              ------------------
CUSIP No. 60466E100                                           Page 3 of  7 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investments, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Anguilla, British West Indies
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,037,200
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,037,200
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,037,200
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                 SCHEDULE 13D/A
--------------------------------                              ------------------
CUSIP No. 60466E100                                           Page 4 of  7 Pages
--------------------------------                              ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,037,200
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,037,200
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,037,200
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

     Pursuant to Rule 13d-2 promulgated under the Act, this Schedule 13D/A (this "Amendment No. 1") amends the Schedule 13D filed on October 25, 2007 (the "Original Schedule 13D" and, together with this Amendment No. 1, are collectively referred to herein as the "Schedule 13D"). This Amendment No. 1 relates to the common stock, no par value per share, of Miramar Mining Corporation, a Canadian corporation (the "Issuer"). Unless the context otherwise requires, references herein to the "Common Stock" are to such common stock of the Issuer. Capitalized terms used but not defined herein shall have the meanings given them in the Original Schedule 13D.


Item 5.        Interest in Securities of the Issuer.

Item 5 of Schedule 13D is hereby amended and restated in its entirety as follows:

     (a) As of the close of business on December 14, 2007, the Reporting Persons beneficially own an aggregate of 8,037,200 shares of Common Stock, representing approximately 3.6% of the shares of Common Stock outstanding. The Percentages used herein are based upon 221,966,846 shares of Common Stock reported to be outstanding as of November 7, 2007 as reported in the Issuer's current report on Form 6-K filed with the Securities and Exchange Commission on November 13, 2007.

     CR Intrinsic Investors and Mr. Cohen own directly no shares of Common Stock. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. Mr. Cohen, through one or more intermediary holding companies, controls CR Intrinsic Investments. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 8,037,200 shares of Common Stock (constituting approximately 3.6% of the shares of Common Stock outstanding).

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 8,037,200 shares of Common Stock, constituting approximately 3.6% of such class of securities;

          (ii) CR Intrinsic Investments has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 8,037,200 shares of Common Stock, constituting approximately 3.6% of such class of securities; and

          (iii) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 8,037,200 shares of Common Stock, constituting approximately 3.6% of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons since the filing of the Original Schedule 13D is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the Toronto Venture Exchange and the American Stock Exchange.

     (d) No person other than CR Intrinsic Investors, CR Intrinsic Investments and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by CR Intrinsic Investments.

     (e) The Reporting Persons ceased to be the beneficial owners of more than five percent (5%) of the shares of Common Stock on December 14, 2007.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of Schedule 13D is hereby amended and restated in its entirety as follows:

Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. As of the close of business on December 14, 2007, an affiliate of the Reporting Persons, S.A.C. MultiQuant Fund, LLC, has 12,600 shares of Common Stock on loan from a third party to cover an open short position in the same number of shares of Common Stock. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.        Material to be filed as Exhibits.

1.  Schedule A - Trading History

                                   SIGNATURES


     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: December 17, 2007


                                             CR INTRINSIC INVESTORS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             CR INTRINSIC INVESTMENTS, LLC


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person


                                             STEVEN A. COHEN


                                             By:  /s/ Peter Nussbaum
                                                  ------------------------------
                                                  Name:   Peter Nussbaum
                                                  Title:  Authorized Person

                                                       Schedule A
                                                       ----------

                                      TRADING HISTORY, MIRAMAR MINING CORPORATION

----------------------------------------------------------------------------------------------------------------------
      Date                     Company Name                   Amount      Price Per Share      Canadian Dollars
                                                                                               (CAD)/ US Dollars
                                                                                                     (USD)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             1500            6.51                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -900            6.52                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -600            6.53                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             1700            6.54                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -1200           6.54                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             1500            6.55                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC              200            6.56                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -600            6.56                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -300            6.57                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             7400            6.58                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             9800            6.59                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             14400            6.6                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -1600            6.6                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             7900            6.61                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -1400           6.61                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC              100            7.04                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC              100            7.06                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             1000            7.14                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             -400            7.14                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC              600            7.15                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC              200            7.16                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC              450            7.17                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             2450            7.18                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             4600            7.19                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             5100             7.2                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC             3700            7.21                   USD
----------------------------------------------------------------------------------------------------------------------
   11/7/2007           S.A.C. MultiQuant Fund, LLC              100            7.22                   USD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             -1100           6.52                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             -1900           6.55                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             1500            6.57                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             -1500           6.57                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             2200            6.58                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             3400            6.59                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             -2800           6.59                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC              400             6.6                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             -1500            6.6                   CAD
----------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             -200            6.61                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC              137            7.02                   USD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC              37             7.05                   USD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC              63             7.06                   USD
----------------------------------------------------------------------------------------------------------------------
   11/8/2007           S.A.C. MultiQuant Fund, LLC             -300            7.11                   USD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              300            6.46                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              900            6.47                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             1500            6.49                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             -1800           6.49                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              300             6.5                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             -3000            6.5                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             1500            6.51                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             -2000           6.51                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              400            6.52                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             -100            6.52                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             1500            6.53                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             -300            6.55                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             1100            6.56                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             -500            6.56                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC             -100            6.58                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              200             6.9                   USD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              200            6.94                   USD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              300            6.95                   USD
----------------------------------------------------------------------------------------------------------------------
   11/9/2007           S.A.C. MultiQuant Fund, LLC              200            6.98                   USD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             2300            6.41                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             -700            6.41                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             -900            6.42                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             -600            6.43                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             1500            6.44                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             -2100           6.44                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC              500            6.45                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             1500            6.46                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             -200            6.47                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/12/2007          S.A.C. MultiQuant Fund, LLC             1000            6.68                   USD
----------------------------------------------------------------------------------------------------------------------
   11/13/2007          S.A.C. MultiQuant Fund, LLC              700            6.42                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/13/2007          S.A.C. MultiQuant Fund, LLC             1900            6.43                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/13/2007          S.A.C. MultiQuant Fund, LLC              700            6.44                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/13/2007          S.A.C. MultiQuant Fund, LLC              100            6.68                   USD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC             1000            6.45                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC             1500            6.46                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC             1500            6.47                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              200            6.48                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              100            6.49                   CAD
----------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC             -1500           6.49                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              200             6.5                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC             -1500            6.5                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              200            6.52                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC             -1500           6.52                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              100            6.69                   USD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              100            6.71                   USD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              400            6.76                   USD
----------------------------------------------------------------------------------------------------------------------
   11/14/2007          S.A.C. MultiQuant Fund, LLC              300            6.77                   USD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             1500            6.36                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             1500            6.37                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             -1500           6.37                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             -400            6.39                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             3000             6.4                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             4700            6.42                   CAD
---------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             -2500           6.42                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             1300            6.43                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC             -500            6.44                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/15/2007          S.A.C. MultiQuant Fund, LLC              600            6.52                   USD
----------------------------------------------------------------------------------------------------------------------
   11/16/2007          S.A.C. MultiQuant Fund, LLC             4500             6.4                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/16/2007          S.A.C. MultiQuant Fund, LLC             1500            6.41                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/16/2007          S.A.C. MultiQuant Fund, LLC             -1500           6.41                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/16/2007          S.A.C. MultiQuant Fund, LLC             -1500           6.42                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/16/2007          S.A.C. MultiQuant Fund, LLC             -1500           6.45                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/19/2007          S.A.C. MultiQuant Fund, LLC              400            6.31                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/19/2007          S.A.C. MultiQuant Fund, LLC             1000            6.34                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/19/2007          S.A.C. MultiQuant Fund, LLC             1000            6.35                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/19/2007          S.A.C. MultiQuant Fund, LLC             -1700           6.36                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/19/2007          S.A.C. MultiQuant Fund, LLC             -1300           6.38                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC              400            6.32                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             1300            6.35                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.36                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             1400            6.37                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.37                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             1400            6.38                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             1000            6.39                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.39                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             1400             6.4                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             -1000            6.4                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/20/2007          S.A.C. MultiQuant Fund, LLC             1600            6.41                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/21/2007          S.A.C. MultiQuant Fund, LLC             1000            6.41                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/21/2007          S.A.C. MultiQuant Fund, LLC              100            6.48                   USD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC              200            6.42                   CAD
----------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.43                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             -400            6.44                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             4200            6.46                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             -2600           6.46                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             7400            6.47                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC              100            6.48                   USD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             1000             6.5                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             1000            6.51                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.52                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/23/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.53                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC              700            6.37                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             -2000           6.37                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             -2000           6.39                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             10300            6.4                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             -1000            6.4                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.41                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             1000            6.42                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             1700            6.43                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC              900            6.43                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             1600            6.44                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             1100            6.45                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             1900            6.46                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             3100            6.47                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             2100            6.48                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             1300            6.49                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC             1100             6.5                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC              600            6.51                   USD
----------------------------------------------------------------------------------------------------------------------
   11/26/2007          S.A.C. MultiQuant Fund, LLC              200            6.52                   USD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC             1900            6.27                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.27                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC             2000            6.28                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC             1000            6.29                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC             -3000           6.29                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC             3100             6.3                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC             2000            6.31                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/27/2007          S.A.C. MultiQuant Fund, LLC              300            6.37                   USD
----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC             1000            6.26                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC             1000            6.27                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC              200            6.31                   USD
----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC              200            6.32                   USD
----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC             -100            6.32                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC             1300            6.34                   USD
----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC              300            6.35                   USD
----------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC             1100            6.36                   USD
---------------------------------------------------------------------------------------------------------------------
   11/28/2007          S.A.C. MultiQuant Fund, LLC             3800            6.37                   USD
----------------------------------------------------------------------------------------------------------------------
   11/29/2007          S.A.C. MultiQuant Fund, LLC             1000            6.26                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/29/2007          S.A.C. MultiQuant Fund, LLC             1000            6.27                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/29/2007          S.A.C. MultiQuant Fund, LLC              200            6.32                   USD
----------------------------------------------------------------------------------------------------------------------
   11/30/2007          S.A.C. MultiQuant Fund, LLC             -2000           6.25                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/30/2007          S.A.C. MultiQuant Fund, LLC             2000            6.26                   CAD
----------------------------------------------------------------------------------------------------------------------
   11/30/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.26                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/3/2007           S.A.C. MultiQuant Fund, LLC             -1000           6.29                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/3/2007           S.A.C. MultiQuant Fund, LLC             -1000           6.34                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/4/2007           S.A.C. MultiQuant Fund, LLC              200            6.24                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/4/2007           S.A.C. MultiQuant Fund, LLC             -1000           6.24                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/5/2007           S.A.C. MultiQuant Fund, LLC              700            6.23                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/7/2007           S.A.C. MultiQuant Fund, LLC             2000            6.24                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/7/2007           S.A.C. MultiQuant Fund, LLC             -3000           6.24                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/10/2007          S.A.C. MultiQuant Fund, LLC             1000            6.24                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/10/2007          S.A.C. MultiQuant Fund, LLC             6400            6.25                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/10/2007          S.A.C. MultiQuant Fund, LLC             1400            6.26                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/12/2007          S.A.C. MultiQuant Fund, LLC              100            6.17                   USD
----------------------------------------------------------------------------------------------------------------------
   12/12/2007          S.A.C. MultiQuant Fund, LLC             -2000           6.22                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/12/2007          S.A.C. MultiQuant Fund, LLC             69100           6.24                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/13/2007          S.A.C. MultiQuant Fund, LLC            -92840           6.22                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/13/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.23                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/13/2007          S.A.C. MultiQuant Fund, LLC             1000            6.24                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.12                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007          S.A.C. MultiQuant Fund, LLC             1000            6.15                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.15                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007          S.A.C. MultiQuant Fund, LLC             1000            6.17                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007          S.A.C. MultiQuant Fund, LLC             -1000           6.18                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007          S.A.C. MultiQuant Fund, LLC             1000             6.2                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007         CR Intrinsic Investments, LLC          -2500000           6.2                   CAD
----------------------------------------------------------------------------------------------------------------------
   12/14/2007         CR Intrinsic Investments, LLC           -873600          6.21                   CAD
----------------------------------------------------------------------------------------------------------------------